Exhibit 4.1
REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT, dated as of November 10, 2009 (this “Agreement”), is entered into by and between AMB Property Corporation, a Maryland corporation (the “Company”), and J.P. Morgan Securities Inc. (“JPM”).
RECITALS
     WHEREAS, pursuant to the Contribution Agreement dated as of May 5, 1999 between J.P. Morgan Mosaic Fund, LLC, a Delaware limited liability company (the “Original Holder”), AMB Property II, L.P., a Delaware limited partnership (the “Sub OP”), AMB Property Holding Corporation, a Maryland corporation (the “Holding”), AMB Property, L.P., a Delaware limited partnership (the “Operating Partnership”), and the Company, the Original Holder purchased 1,595,337 7.75% Series D Cumulative Redeemable Partnership Units of the Sub OP (as subsequently amended to be the 7.18% Series D Cumulative Redeemable Partnership Units of the Sub OP, the “Units”);
     WHEREAS, pursuant to the Agreement Regarding Transfer of Partnership Units and Admission of Substituted Limited Partner dated as of December 21, 2001 by and among the Sub OP, Holding, the Company, the Original Holder and JPM Mosaic I REIT, Inc., a Maryland corporation (“JPM REIT”), the Original Holder transferred all of the Units to JPM REIT;
     WHEREAS, pursuant to the Agreement Regarding Transfer of Partnership Units and Admission of Substituted Limited Partner dated as of January 29, 2007 by and among the Sub OP, Texas AMB I, LLC, a Delaware limited liability company, the Operating Partnership, the Company, JPM REIT and JPM, JPM REIT transferred all of the Units to JPM;
     WHEREAS, pursuant to the Fourteenth Amended and Restated Agreement of Limited Partnership of the Sub OP, dated as of February 22, 2007, as amended (the “Partnership Agreement”), the Thirteenth Amended and Restated Agreement of Limited Partnership of the Sub OP, dated as of September 24, 2004, was amended to reflect (i) the change in the rate applicable to the Units from 7.75% to 7.18% and (ii) the change in the date prior to which the Units may not be redeemed from May 5, 2004 to February 22, 2012;
     WHEREAS, pursuant to the Preferred Unit Purchase Agreement dated November 10, 2009 between the Company and JPM (the “Purchase Agreement”), JPM will receive 2,880,281 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company in exchange for the Units; and
     WHEREAS, in order to induce JPM to enter into the Purchase Agreement, the Company has agreed to provide certain registration rights set forth herein to JPM.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
     SECTION 1.1 Definitions. In addition to the definitions set forth above, the following terms, as used herein, have the following meanings:
     “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Agreement” has the meaning given to such term in the preamble hereto.
     “Articles of Incorporation” means the Articles of Incorporation of the Company as filed with the Secretary of State of the State of Maryland on November 24, 1997, as the same may be amended, modified or restated from time to time.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized by law to close.
     “Commission” means the Securities and Exchange Commission.
     “Company” has the meaning set forth in the preamble to this Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Holder” means any Person who is the record or beneficial owner of any Registrable Security or any assignee or transferee of such Registrable Security (including assignments or transfers of Registrable Securities to such assignees or transferees as a result of the foreclosure on any loans secured by such Registrable Securities) unless such Registrable Security is acquired in a public distribution pursuant to a registration statement under the Securities Act or pursuant to transactions exempt from registration under the Securities Act, in each such case where securities sold in such transaction may be resold without subsequent registration under the Securities Act.
     “Ownership Limit Provisions” mean the various provisions of the Articles of Incorporation set forth in Article IV thereof restricting the ownership of Common Stock by certain Persons to specified percentages of the outstanding Common Stock.
     “Person” means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Registrable Securities” means the Shares at any time owned, either of record or beneficially, by JPM until (i) a registration statement covering such securities has been declared effective by the Commission and such shares have been sold or transferred pursuant to such effective registration statement, (ii) the Prospectus Supplement (as defined in Section 2.1) covering such securities has been filed with the Commission and such shares have been sold or transferred pursuant to such Prospectus Supplement, (iii) such shares are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met or (iv) such shares have been otherwise transferred in a transaction that would constitute a sale thereof under the Securities Act, the Company has delivered a new certificate or other evidence of ownership for such shares not bearing the Securities Act restricted stock legend and such shares may be resold without subsequent registration under the Securities Act.
     “Rule 144” means Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time, or any similar rule (other than Rule 144A) or regulation hereafter adopted by the Commission providing for offers and sales of securities made in compliance therewith resulting in offers and sales by subsequent holders that are not affiliates of the Company of such securities being free of the registration and prospectus delivery requirements of the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended.
ARTICLE II
REGISTRATION RIGHTS
     SECTION 2.1 Shelf Registration. The Company shall prepare and use its best efforts to file with the Commission as soon as practicable after the execution hereof a prospectus supplement (the “Prospectus Supplement”) to its effective “shelf” registration statement (No. 333-153379) for an offering to be made on a continuous or delayed basis by JPM pursuant to Rule 415 under the Securities Act. Such registration statement, including the exhibits thereto and the documents, if any, incorporated by reference therein, as amended (or deemed to have been amended pursuant to Rules 430A, 430B or 430C under the Securities Act) from time to time, is hereinafter referred to as the “Shelf Registration Statement.” The prospectus in the form in which it appears in the Shelf Registration Statement, including the documents, if any, incorporated by reference therein, is hereinafter referred to as the “Basic Prospectus.” The term “Prospectus” means the Basic Prospectus together with the Prospectus Supplement and the documents, if any, incorporated by reference therein. The Company shall use its best efforts to keep the Shelf Registration Statement continuously effective until the earliest of (A) such time as all of the Registrable Securities have been sold pursuant to the Shelf Registration Statement or Rule 144 and (B) the date on which the Registrable Securities may be sold without volume restrictions in accordance with Rule 144.
     SECTION 2.2 Registration Procedures; Filings; Information. So long as any Registrable Securities remain outstanding:
     (a) After the filing of the Prospectus Supplement, the Company will promptly notify

JPM of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.
     (b) The Company will use its best efforts to (i) register or qualify the Registrable Securities under such other state securities or blue sky laws of such jurisdictions in the United States (where an exemption is not available) as JPM reasonably (in light of JPM’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable JPM to consummate the disposition of the Registrable Securities owned by JPM; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (b), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.
     (c) The Company will promptly notify JPM of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event (a “Notifiable Event”) requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading and promptly make available to JPM a reasonable number of copies of any such supplement or amendment. In addition, at the request of JPM, the Company will confirm that no stop order has been issued or threatened by the Commission and that no Notifiable Event has occurred.
     (d) [Intentionally Omitted.]
     (e) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder (or any successor rule or regulation hereafter adopted by the Commission).
     (f) The Company will use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed.
     (g) The Company will not be required to enter in an underwriting or other similar agreement with respect to the disposition of Registrable Securities.
     (h) The Company will, if requested, prior to filing an amendment or supplement to the Shelf Registration Statement or Prospectus, furnish to JPM copies of such amendment or supplement as proposed to be filed, and thereafter furnish to JPM one conformed copy of such amended or supplemented registration statement, and such number of copies of the prospectus included in such amended or supplemented registration statement (including each preliminary prospectus) and such other documents as JPM may reasonably request in order to facilitate the disposition of the Registrable Securities owned by JPM.
     (i) Upon JPM’s surrender of any Registrable Securities to the Company, together with a certification stating that it sold such Registrable Securities pursuant to the Shelf Registration Statement and Prospectus and the prospectus delivery requirements have been satisfied, the Company shall promptly instruct its transfer agent to deliver to JPM or to such account or accounts specified by JPM one or more new Shares which shall not bear any legend restricting the transfer thereof, except for a legend with respect to certain limitations on ownership, transfer or redemption set forth in the Company’s charter.
     The Company may require, as a condition precedent to the obligations of the Company under the Agreement, JPM to promptly furnish in writing to the Company such information regarding JPM, the Registrable Securities held by it and the intended methods of distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.
     JPM agrees that, upon receipt of any notice from the Company of, or JPM obtains knowledge of, the happening of any event of the kind described in Section 2.2(c) hereof, JPM will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement and prospectus covering such Registrable Securities until JPM’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.2(c) hereof, and, if so directed by the Company, JPM will deliver to the Company all copies, other than permanent file copies then in JPM’s possession, of the most recent prospectus and each amendment thereof and supplement thereto covering such Registrable Securities at the time of receipt of such notice. JPM agrees that it will immediately notify the Company at any time when a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Securities Act of the happening of an event known to JPM as a result of which information previously furnished by JPM to the Company in writing for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.1 hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.2(c) hereof to the date when the Company shall make available to JPM a prospectus supplemented or amended to conform with the requirements of Section 2.2(c) hereof.
     SECTION 2.3 Registration Expenses. In connection with any registration statement required to be filed hereunder, the Company shall pay the following registration expenses incurred in connection with the registration hereunder (the “Registration Expenses”): (i) all registration and filing fees, (ii) fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities on each securities exchange on which similar securities issued by the Company are then listed, (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company and (vii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration. The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses of JPM (or the agents who manage their accounts) or any transfer taxes relating to the registration or sale of the Registrable Securities.
     SECTION 2.4 Indemnification by the Company. The Company agrees to indemnify and hold harmless JPM, its officers, directors and agents, and each Person, if any, who controls JPM within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission of material fact so made in reliance upon and in conformity with information furnished in writing to the Company by JPM or on JPM’s behalf expressly for inclusion therein.
     SECTION 2.5 Indemnification by JPM. JPM agrees to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to JPM, but only with respect to information relating to JPM furnished in writing by JPM or on JPM’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against the Company or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against JPM, JPM shall have the rights and duties given to the Company, and the Company or its officers, directors or agents or such controlling person shall have the rights and duties given to JPM, by Section 2.4 hereof.
     SECTION 2.6 Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Sections 2.4 or 2.5 hereof, such person (an “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (an “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party has not employed counsel to assume the defense of such proceeding within a reasonable time after receiving notice of the commencement of the proceeding, or (iii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by (i) in the case of Persons indemnified pursuant to Section 2.4 hereof, by JPM and (ii) in the case of Persons indemnified pursuant to Section 2.5 hereof, the Company. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) Business Days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.
     SECTION 2.7 Contribution. If the indemnification provided for in Sections 2.4 or 2.5 hereof is unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and JPM on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of JPM in connection with such statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of JPM on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or JPM, and the Company’s and JPM’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Company and JPM agree that it would not be just and equitable if contribution pursuant to this Section 2.7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Sections 2.4 and 2.5 hereof shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.7, JPM shall not be required to contribute any amount in excess of the amount by which the total price at which the securities of JPM were offered to the public exceeds the amount of any damages which JPM has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     SECTION 2.8 Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or (b) any similar rule or regulation hereafter adopted by the Commission.
     SECTION 2.9 Holdback Agreements.
     (a) If the Company determines in its good faith judgment that the filing of the Shelf Registration Statement or the use of any related prospectus would require the disclosure of non-public material information that the Company has a bona fide business purpose for preserving as confidential or the disclosure of which would impede the Company’s ability to consummate a material action, and that the Company is not otherwise required by applicable securities laws or regulations to disclose, upon written notice of such determination by the Company, the rights of JPM to offer, sell or distribute any Registrable Securities pursuant to the Shelf Registration Statement or to require the Company to take action with respect to the registration or sale of any Registrable Securities pursuant to the Shelf Registration Statement shall be suspended until the earlier of (i) the date upon which the Company notifies JPM in writing that suspension of such rights for the grounds set forth in this Section 2.9(a) is no longer necessary and (ii) 120 days. The Company agrees to give such notice as promptly as practicable following the date that such suspension of rights is no longer necessary.
     (b) If all reports required to be filed by the Company pursuant to the Exchange Act have not been filed by the required date without regard to any extension, or if the consummation of any business combination by the Company has occurred or is probable for purposes of Rule 3-05, Rule 3-14 or Article 11 of Regulation S-X, upon written notice thereof by the

Company to JPM, the rights of JPM to offer, sell or distribute any Registrable Securities pursuant to the Shelf Registration Statement or to require the Company to take action with respect to the registration or sale of any Registrable Securities pursuant to the Shelf Registration Statement shall be suspended until the date on which the Company has filed such reports or obtained and filed the financial information required by Rule 3-05, Rule 3-14 or Article 11 of Regulation S-X to be included or incorporated by reference, as applicable, in the Shelf Registration Statement, and the Company shall notify JPM as promptly as practicable when such suspension is no longer required.
ARTICLE III
REPRESENTATIONS
     The Company hereby represents and warrants to JPM as of the date hereof as follows:
     SECTION 3.1 The Shelf Registration Statement has become effective; the Shelf Registration Statement is an “automatic effective registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such Shelf Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company; no stop order suspending the effectiveness of the Shelf Registration Statement is in effect, and no proceedings for such purpose or pursuant to Section 8A of the Securities Act are pending before or, to the knowledge of the Company, threatened by the Commission. The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case, as defined under the Securities Act. Pursuant to Rule 456(b)(1) under the Securities Act the Company will pay the registration fee for JPM’s resale of the Shares within the time period required by such rule.
     Section 3.2 Except for statements in such documents which do not constitute part of the Shelf Registration Statement pursuant to Rule 412 of Regulation C under the Securities Act, (i) each document filed pursuant to the Exchange Act or the Securities Act and incorporated by reference or deemed to be incorporated by reference in the Prospectus complied when filed or will comply when so filed in all material respects with the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Shelf Registration Statement, when such part became or becomes effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) each part of the Shelf Registration Statement, when such part became or becomes effective, and the Prospectus Supplement, complied or will comply, as the case may be, in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder and (iv) the Shelf Registration Statement, on the date of filing with the Commission, did not and on the date hereof does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 3.3 The Company is duly qualified or registered as a foreign corporation and is in good standing in California and is in good standing in each other jurisdiction in which such qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or be registered or to be in good standing in such other jurisdiction would not result in a material adverse effect on the consolidated financial position, results of operations or business of the Company, the Operating Partnership and their subsidiaries, taken as a whole (a “Material Adverse Effect”).
     SECTION 3.4 Each of the subsidiaries of the Company and the Operating Partnership which is a “significant subsidiary” as defined in Rule 405 of Regulation C under the Act (each, a “Subsidiary” and, collectively, the “Subsidiaries”) is, as the case may be, duly incorporated or organized, and is validly existing as a partnership, corporation or limited liability company in good standing under the laws of its respective jurisdiction of organization, and has the corporate, partnership or other power and authority to own its property and to conduct its business as described in the Shelf Registration Statement. Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock or other ownership interests of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and, except as set forth or incorporated by reference in the Shelf Registration Statement, are owned directly or indirectly by the Company or the Operating Partnership, free and clear of all liens, encumbrances, equities or claims.
     SECTION 3.5 Each of the joint venture partnerships or limited liability companies that is consolidated in the consolidated financial statements of the Company or that is listed in the Company’s or the Operating Partnership’s annual report on Form 10-K (together, the “Annual Report”) for the year ended December 31, 2008 (collectively, the “Joint Ventures”) has been duly formed and is validly existing as a limited partnership or limited liability company (or other entity) in good standing under the laws of its state of organization, with power and authority to own, lease and operate its properties and to conduct the business in which it is engaged, except where the failure to be duly formed, validly existing or in good standing or where to own, lease and operate its properties and to conduct its business would not have a Material Adverse Effect. Each Joint Venture is duly qualified or registered as a foreign limited partnership or limited liability company (or other entity) to transact business in each jurisdiction in which such qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or be registered would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, the Company, the Operating Partnership or a subsidiary of the Company or the Operating Partnership owns the percentage of the partnership or other equity interest in each of the Joint Ventures as set forth in the Annual Report (the “Joint Venture Interests”), and each of the Joint Venture Interests is validly issued and fully paid and free and clear of any security interest, mortgage, pledge, lien encumbrance, claim or equity, except for any security interest, mortgage, pledge, lien, encumbrance, claim or equity which would not, singly or in the aggregate, have a Material Adverse Effect. None of the Company, the Operating Partnership or

any Subsidiary (collectively, “AMB”) has any other interests in joint venture partnerships or limited liability companies in which unrelated third parties have interests which are, individually or in the aggregate, material to the consolidated financial position, results of operations or business of the Company, the Operating Partnership and their subsidiaries, taken as a whole, other than as set forth in the Annual Report or as reflected in the financial statements and schedules therein.
     SECTION 3.6 The Company has an authorized capitalization as set forth in the Shelf Registration Statement, and the authorized capital stock of the Company conforms in all material respects to the description thereof contained in the Shelf Registration Statement.
     SECTION 3.7 All of the issued and outstanding partnership units of the Operating Partnership (the “OP Units”) have been duly and validly authorized and issued and conform to the description thereof contained or incorporated by reference in the Shelf Registration Statement. The OP Units owned by the Company are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims.
     SECTION 3.8 There are no legal or governmental proceedings pending or, to the knowledge of the Company and the Operating Partnership, threatened, to which the Company is a party or to which any of the properties of the Company is subject that are required to be described in the Shelf Registration Statement and are not so described or incorporated by reference, or any statutes, regulations, contracts or other documents that are required to be described in the Shelf Registration Statement that are not described, incorporated by reference or filed as required.
     SECTION 3.9 None of the Company, the Operating Partnership or any Subsidiary is an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     SECTION 3.10 Other than as contemplated by the Shelf Registration Statement and as contemplated hereby, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company, other than with respect to a de minimis number of shares of the Company’s common stock, par value $0.01, of the Company, or to require the Company to include such securities with the Shares registered pursuant to the Shelf Registration Statement.
     SECTION 3.11 There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company, the Operating Partnership, and their subsidiaries, taken as a whole, from that set forth or incorporated by reference in the Shelf Registration Statement. Subsequent to the respective dates as of which information is given in the Shelf Registration Statement, except as described in or contemplated by the Shelf Registration Statement, (i) AMB has not incurred any liability or obligation, direct or contingent, nor entered into any transaction not in the ordinary course of business that is material with respect to the Company, the Operating Partnership and their subsidiaries, taken as a whole; (ii) the Company has not purchased any of its outstanding capital stock other than pursuant to its stock repurchase program, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than regular quarterly cash dividends; (iii) the Operating Partnership has not purchased any of its outstanding OP Units, nor declared, paid or otherwise made any dividend or distribution of any kind on its OP Units other than in the normal course of business, and (iv) there has not been any change in the capital stock or increase in the short-term debt or long-term debt that is, in either case, material with respect to AMB taken as a whole (excluding debt resulting from a draw down on the credit facilities of the Company, the Operating Partnership or any of their subsidiaries).
     SECTION 3.12 Except as otherwise disclosed in the Shelf Registration Statement, the Company, the Operating Partnership and their respective subsidiaries each has good and marketable title to, or valid and enforceable leasehold estates in, all items of real and personal property referred to therein as owned or leased by them, in each case free and clear of all liens, encumbrances, claims, security interests and defects, other than those referred to therein or which would not materially affect the value thereof or materially interfere with the use made or to be made by them.
     SECTION 3.13 Except as disclosed or incorporated by reference in the Shelf Registration Statement: The Company and the Operating Partnership each has no knowledge of any of the following which could have a Material Adverse Effect: (1) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, “Hazardous Materials”) on any of the properties currently owned by it or any of its subsidiaries or any of the properties previously owned by it or any of its subsidiaries for which it retains any liability with respect to Hazardous Materials or (2) any unlawful spills, releases, discharges or disposal of Hazardous Materials that have occurred or are presently occurring off such properties as a result of any construction on or operation and use of such properties. In connection with the construction on or operation and use of the properties owned by the Company, the Operating Partnership or any of their respective subsidiaries, the Company and the Operating Partnership each represents that it has no knowledge of any material failure to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.
     SECTION 3.14 The independent auditors of the Company, who have certified certain financial statements incorporated by reference in the Shelf Registration Statement are independent public accountants as required by the Securities Act and the rules and regulations of the Commission thereunder during the periods covered by the financial statements on which they reported contained in the Shelf Registration Statement.
     SECTION 3.15 AMB is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; AMB has not been refused any insurance coverage sought or applied for; and AMB does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in or contemplated by the Shelf Registration Statement.
     SECTION 3.16 AMB possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its businesses, except where the failure to possess such certificates, authorizations and permits, singly or in the aggregate, would not result in a Material Adverse Effect, and AMB has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect, except as described in or contemplated by the Shelf Registration Statement.
     SECTION 3.17 AMB has filed all Federal, state, and local income tax returns which have been required to be filed and has paid all taxes required to be paid and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except, in all cases, for any such tax, assessment, fine or penalty that is being contested in good faith (and except in any case in which the failure to so file or pay would not have a Material Adverse Effect).
     SECTION 3.18 The financial statements (including the notes thereto) included or incorporated by reference in the Shelf Registration Statement present fairly in all material respects the financial position of the respective entity or entities presented therein at the respective dates indicated and the results of their operations for the respective periods specified, and except as otherwise stated or incorporated by reference in the Shelf Registration Statement, said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis. The supporting schedules included in the Shelf Registration Statement present fairly in all material respects the information required to be stated or incorporated by reference therein. The financial information and data included in the Shelf Registration Statement present fairly in all material respects the information included therein and have been prepared on a basis consistent with that of the books and records of the respective entities presented therein. Pro forma financial information included or incorporated by reference in the Shelf Registration Statement has been prepared in accordance with the applicable requirements of Rules 11-01 and 11-02 of Regulation S-X under the Securities Act, and the necessary pro forma adjustments have been properly applied to the historical amounts in the compilation of such information, and, in management’s opinion, the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.
     SECTION 3.19 There is and has been no failure on the part of AMB or any of AMB’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

     SECTION 3.20 AMB maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by AMB in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to AMB’s management as appropriate to allow timely decisions regarding required disclosure. AMB and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
     SECTION 3.21 AMB maintains systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Shelf Registration Statement, there are no material weaknesses in AMB’s internal controls.
     SECTION 3.22 AMB is currently in compliance with all presently applicable provisions of the Americans with Disabilities Act, except for such noncompliance which would not, singly or in the aggregate, have a Material Adverse Effect, and no failure of AMB to comply with all presently applicable provisions of the Americans with Disabilities Act would have a Material Adverse Effect.
     SECTION 3.23 The Company has elected to be taxed as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 1997; the Company has qualified and expects that it will continue to qualify as a “real estate investment trust” under the Code beginning with its taxable year ended December 31, 1997; and the Company’s present and contemplated operations, assets and income will enable it to meet the requirements for qualification as a “real estate investment trust” under the Code.
     SECTION 3.24 Neither the Company, the Operating Partnership nor any Subsidiary, nor any of their directors, officers or controlling persons, has taken or will take, directly or indirectly, any action designed to cause or result under the Exchange Act, or otherwise in, or which has constituted or which reasonably might be expected to constitute, the unlawful stabilization or manipulation of the price of any security of the Company to facilitate the resale of the Shares.

ARTICLE IV
MISCELLANEOUS
     SECTION 4.1 Remedies. In addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, JPM shall be entitled to specific performance of the rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
     SECTION 4.2 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Company and JPM. No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
     SECTION 4.3 Termination. Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the date when no Registrable Securities remain outstanding; provided that Sections 2.4 through 2.7, Section 4.4 and Section 4.7 shall survive termination of this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.
     SECTION 4.4 Notices. All notices and other communications in connection with this Agreement shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:
(1)	if to JPM:
J.P. Morgan Securities Inc.
270 Park Avenue
New York, NY 10017
Attn: Chad Parson
Facsimile Number: (212) 834-6500
With a copy to:
Julia K. Cowles, Esq.
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, CA 94025
Facsimile: (650) 752-3607

(2)	if to the Company:
AMB Property Corporation
Pier 1, Bay 1
San Francisco, CA 94111
Attn: General Counsel
Facsimile Number: (415) 394-9001
With a copy to:
Laura L. Gabriel, Esq.
Latham & Watkins LLP
505 Montgomery Street, 20th Floor
San Francisco, California 94111
Facsimile: (415) 395-8095
     All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received if deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.
     SECTION 4.5 Successors and Assigns. Except as expressly provided in this Agreement, the rights and obligations of JPM under this Agreement shall not be assignable by any Holder to any Person that is not a Holder. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.
     SECTION 4.6 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Each party shall become bound by this Agreement immediately upon affixing its signature hereto. Counterparts hereof containing facsimile or .pdf copy signatures shall have the same force and effect as original signed counterparts.
     SECTION 4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the choice of law provisions thereof.
     SECTION 4.8 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.
     SECTION 4.9 Entire Agreement. This Agreement and the Purchase Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.
     SECTION 4.10 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     SECTION 4.11 No Third Party Beneficiaries. Nothing express or implied herein is intended or shall be construed to confer upon any person or entity, other than the parties hereto and their respective successors and assigns, any rights, remedies or other benefits under or by reason of this Agreement.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMB PROPERTY CORPORATION, a Maryland corporation
By:	/s/ Jaime Cannon
	Name:	Jaime Cannon
	Title:	Vice President, Treasury

J.P. MORGAN SECURITIES INC., a Delaware corporation
By:	/s/ Chadwick S. Parson
	Name:	Chadwick S. Parson
	Title:	Managing Director

[Signature Page to Registration Rights Agreement]